Exhibit 10.19

12 April 2024

Private and Confidential

Marilyn Jentzen

Dear Marilyn:

Offer and Position

We are pleased to extend an offer of employment to you for the position of Interim Chief Financial Officer at Inspired Entertainment Inc, a Delaware corporation (the “Company”). This letter agreement amends, restates, and replaces the letter agreement between you and the Company, dated 3 October 2023 (the “Prior Agreement”). Your employment is subject to the terms and conditions set forth in this letter.

Duties

In such a capacity, you shall be expected to perform the customary duties and have the customary responsibilities of such position and such other duties as may be assigned to you by the Company from time to time, including being responsible for overseeing the company’s reporting and timely filing obligations with, among others, the United States Securities and Exchange Commission, and for directing the company’s overall financial policies, including accounting, budget, credit, insurance, tax, and treasury; faithfully and diligently performing such additional duties and exercise such powers as the Board of Directors may from time to time properly assign to or confer upon you insofar as such duties and powers are consistent with your position; at all times and in all material respects comply with the requirements of any relevant regulatory body or securities exchange governing the activities of the Company and conform to and comply with the conditions to and terms of any license (the terms of which he is first made aware of by the Company) granted to the Company or any Subsidiary.

You will report on a day to day basis to Brooks Pierce, President & Chief Executive Officer (CEO) and report in to the Audit Committee consistent with your position.

Term

The term of this agreement shall begin when this agreement is accepted by you, with the term and your employment ending on 31 December 2024, unless otherwise mutually agreed. In the absence of an express agreement for an extended term, any employment beyond the initial term shall be “at will.” Further, even during the term, you and the Company agree that your employment may be terminated prior to the conclusion of the term by you or the Company at any time, subject only to the notice provisions set forth herein.

Location

You will be considered a U.S. employee, although we expect you will travel on a short-term assignment to the UK where you will work out of Burton on Trent, UK. At the Company’s expense, you may be required to travel regularly, both domestically and occasionally internationally.

Compensation

Base Salary

Your position is exempt from overtime pay and your weekly salary, effective April 8, 2024, will be $17,500 subject to appropriate tax withholdings and deductions, payable in accordance with the Company’s normal payroll cycle. The Company processes payroll on a biweekly basis.

Bonus

The Board of Directors is fully focused on the remediation of material weaknesses as a key priority for 2024. Conditional upon substantial remediation of material accounting and SOX weakness by December 31, 2024, Management will make recommendations to the Compensation Committee as to the extent to which this has been achieved and in consideration for which you may, subject to Compensation Committee discretion, be awarded a bonus of up to $100,000 on December 31, 2024.

Benefits and perquisites

During your employment, you will be able to participate in any employee benefit plans the Company may adopt, maintain, or contribute to in the future that are available to similarly situated employees, subject to satisfying the applicable eligibility requirements.

You will be eligible for 25 vacation days per calendar year, pro-rated for the term.

Relocation Support

The Company will provide the following relocation support elements.

●	Accommodation supplement of $3,600 per month, net of taxes for the term.
●	A onetime relocation payment of $15,000, net of taxes
●	A one time return payment of $5,000, net of taxes
●	A hire vehicle and all associated running costs except for fuel.
●	1 business class US/UK return flights during the period of employment.
●	Preparation and filing of UK self-assessment tax returns.
●	A UK visa sponsorship and all associated visa costs.

Withholding

You will be subject to the Company’s tax equalization policy whilst on assignment to the UK. The purpose of tax equalization is to maintain your tax burden at the same level that you would have paid were you to remain in the U.S. The Company will be liable for all income taxes incurred above the level of income tax that you would have paid in the U.S. on your ‘stay at home’ income. The intention of tax equalization is to ensure that you are no better or worse off from a tax perspective as a result of your international assignment. The Company will assume liability for income tax on secondment-related allowances and benefits-in-kind. Any tax arising from personal income in either your home or host location will not be the responsibility of the Company.

Tax equalization will apply from 18 November 2023, the date your assignment in the UK began.

You will be included in the Company’s UK modified payroll for tax equalized employees, administered by the Company’s chosen tax provider, BDO UK. UK PAYE will be calculated on a grossed-up basis by BDO, and the Company will pay the amount due to the UK tax authorities, HM Revenue & Customs (HMRC) on a quarterly basis. A catch-up will be made in the current year modified payroll to report your income, and calculate the UK PAYE due from the start date of your assignment in the UK. BDO UK will support you with your UK tax return filings for the tax years affected by your assignment.

UK Tax Return Completion: It is important to note that many countries’ tax systems work on strict timetables with severe penalties for late completion of tax returns. You should ensure that any information requested by BDO is provided within any time deadlines set. You will be charged for any penalties imposed by the tax authorities that result from your late provision of information requested by the Company or the Company’s tax advisor. The Company will settle any additional income tax liabilities arising in the UK in respect of employment income under tax equalization, and they will receive any refund due directly from HMRC.

You will continue to be subject to actual withholding taxes in the U.S. BDO USA will support with preparing a Tax Equalization Calculation (TEC) alongside your U.S. tax return to ensure that you are no better or no worse off from a tax perspective because of the assignment. Where BDO USA are not the preparers of your U.S. tax returns, they will aim to prepare the TEC as soon as possible following preparation of your U.S. tax return. You will need to ensure a copy of your U.S. tax returns are shared with BDO USA for the purpose of the Tax Equalization Calculation.

Any refund due from the filing of your U.S. tax return will be directed back to you. You will also be responsible for settling any tax liability owed from the filing of your U.S. tax return directly with the U.S. authorities. A foreign tax credit may be claimed in the U.S. when filing your income tax return. Should the foreign tax credit claim result in a refund of taxes, the refund should be repaid to the Company via your TEC.

The tax equalization calculation represents the final determination of your share of the tax cost for the year and you will be credited with all taxes paid by or withheld from you during the year. The Company will communicate with you directly to organize settlement of any payment due from you to the Company, or due from the Company to you. If you owe an amount to the Company this must be made to them in a timely manner by bank transfer or cheque. If the Company owe an amount to you, this will be paid to you via the US payroll.

The Company reserves the right to determine the tax equalization impact of miscellaneous items or unusual circumstances.

At-will Employment

As noted above, your employment is “at-will,” meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason, subject only to the notice provisions in this offer letter. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Notice

Without altering the at-will nature of the employment relationship, you agree to give the Company and the Company agrees to give you at least 30 days advance written notice of termination of your employment. The Company reserves the right to immediately terminate your employment and pay your base salary during the notice period in lieu of providing the required notice.

Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For the purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six- month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Policies/ Confidential Information

During your employment, you will be subject to all the policies, rules and regulations applicable to employees of the Company, as they currently exist and as they may be modified or supplemented by the Company in the future including, without limitation, maintaining as confidential proprietary information of the Company. The requirement that you maintain as confidential proprietary information of the Company shall extend beyond termination of your employment. As a condition of your employment, you must execute and return the Confidentiality and Intellectual Property Agreement enclosed herewith.

Representations

You agree that you hereby represent and warrant to the Company that you are not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this letter or which would prevent you from performing your obligations for the Company. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including copies of any written agreements between you and any former employer. You further confirm that you have not and will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your former employment nor will you use or disclose any such confidential or proprietary information during the course and scope of employment with the Company.

Governing Law

This offer letter shall be governed by the laws of New York, without regard to conflict of law principles.

All of us at Inspired Entertainment Inc are excited at the prospect of your joining our team. If you have any questions about the terms of our offer, please call me immediately.

If the terms set forth in this letter are acceptable to you, please sign and date this letter and return it to Lorna Evans via email.

Signed /s/ Brooks Pierce

Brooks Pierce

President and Chief Executive Officer

On behalf of Inspired Entertainment Inc.

Acceptance of Offer

I have read and understood, and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter of this letter, including the Prior Agreement.

For and on behalf of Marilyn Jentzen

Signed	/s/ Marilyn Jentzen
Date	April 12, 2024